Exhibit 16.1

Letter of KPMG dated April 12, 2022 regarding change in the

Bank’s independent registered public accounting firm

April 12, 2022

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Sirs,

We are principal accountants for Banco BBVA Argentina S.A. (the “Company”) and, under the date of April 12, 2022, we reported on the consolidated financial statements of the Company as of December 31, 2021 and 2020 and for the three years ended December 31, 2021, and the effectiveness of internal control over financial reporting as of December 31, 2021. On April 29, 2022, the auditor-client relationship with the Company will cease. We have read the Company’s statements under Item 16F of its annual report on Form 20-F dated April 12, 2022, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that effective on April 29, 2022, the Company is expected to engage Pistrelli, Henry Martin y Asociados S.R.L. (Member of Ernst & Young Global) as its independent registered public accounting firm, and the change was approved by the audit committee of the board of directors.

Very truly yours,

/s/ KPMG
KPMG